Exhibit 99.1

Contact: Paul M. Feeney
FOR IMMEDIATE RELEASE	Executive Vice President, Finance and Chief Financial Officer AEP Industries Inc. (201) 807-2330 feeneyp@aepinc.com

AEP INDUSTRIES INC. ANNOUNCES

CLOSING OF $200 MILLION SENIOR NOTES OFFERING

South Hackensack, NJ, April 18, 2011 - AEP Industries Inc. (Nasdaq: AEPI, the “Company” or “AEP”) announced today that it consummated its private placement offering of $200 million aggregate principal amount of 8 1/4% Senior Notes due 2019 (the “New Notes”).

The New Notes yielded net proceeds of approximately $195.4 million, after deducting the initial purchasers’ commissions and expenses payable by the Company. A portion of the proceeds from the offering of the New Notes were used to purchase the Company’s existing 7.875% Senior Notes due 2013 (the “Existing Notes”) that were validly tendered and not withdrawn as of the early tender deadline pursuant to its previously disclosed tender offer and consent solicitation, to pay the related fees and expenses, and to repay a portion of the amounts outstanding under its credit facility. The Company intends to use the remaining proceeds from the offering to purchase the Existing Notes that are tendered after the early tender deadline, but on or prior to the expiration date, and, to the extent necessary, to redeem any Existing Notes that remain outstanding upon completion of the tender offer and consent solicitation.

The New Notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This announcement does not constitute an offer to sell or the solicitation of an offer to buy the New Notes, nor shall there be any sale of New Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Company Information and Forward Looking Statements

AEP Industries Inc. manufactures, markets, and distributes an extensive range of plastic packaging products for the consumer, industrial and agricultural markets. The Company has manufacturing operations in the United States and Canada.

This press release contains forward-looking statements conveying management’s expectations as to the future based on current plans, estimates and projections. Forward-looking statements involve inherent risks and uncertainties and the Company cautions you that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement. The forward-looking statements contained in this press release include statements related to the offering of the New Notes, including the contemplated use of net proceeds. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake to update any of these statements in light of new information or future events.